Exhibit 99.1

SRA Announces Financial Results for Third

Quarter Fiscal Year 2006

•	Revenue: Up 31% to $296 million
•	Net Income: Up 14% to $16.7 million before FAS 123R expense ($14.8 million GAAP)
•	Diluted EPS: Up $0.03 to $0.29 before FAS 123R expense ($0.26 GAAP)
•	New Business Awards of $390 million

FAIRFAX, Va. – May 1, 2006 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to federal government organizations, today announced operating results for the third quarter of fiscal year 2006, which ended March 31, 2006.

Revenue increased 31% from $226.0 million in the March 2005 quarter to $296.1 million. Excluding the effect of FAS 123R, operating income increased 15% from $22.8 million in the March 2005 quarter to $26.2 million, and net income increased 14% from $14.7 million in the March 2005 quarter to $16.7 million. Excluding the effect of FAS 123R, diluted earnings per share increased $0.03 from $0.26 in the March 2005 quarter to $0.29.

On July 1, 2005, the Company adopted Financial Accounting Standards Board Statement No. 123R, which requires the Company to recognize share-based payment transactions as a compensation expense in its financial statements. Including the effect of FAS 123R, quarterly GAAP operating income was $23.0 million, net income was $14.8 million, and diluted earnings per share were $0.26. Management believes that excluding the effect of FAS 123R provides a better comparison with prior results. A reconciliation of GAAP results with results excluding the effect of FAS 123R is provided at the end of this press release.

Renny DiPentima, SRA President and Chief Executive Officer, stated, “Seeing an abundance of near-term bid opportunities, we invested heavily in the third quarter to capture as much of that new business as possible. We are pleased with our awards total for the quarter and plan to continue making smart investments going forward.”

Chief Financial Officer Stephen Hughes added, “Cash flows and new business wins were strong in the March quarter. Though revenue and earnings were dampened in part by heightened bid and proposal activity, our heritage and hallmark of success has been to invest for long-term growth.”

New Business Awards

SRA won new business with potential value of $390 million during the third quarter. Over the last twelve months, the Company won new business with a potential value of $1.9 billion, if all options are exercised. The Company’s backlog of signed business orders is $3.2 billion, a year-over-year increase of 30%.

Major highlights of competitive contract awards during the quarter include:

•	U.S. Navy Military Sealift Command (MSC), Afloat Systems. SRA was awarded a six-year, $108 million task order to supply the MSC with services to the IT systems that support its afloat operations. MSC provides ocean transportation of equipment, fuel, supplies, and ammunition to sustain U.S. forces worldwide.

•	Small Business Administration (SBA), Disaster Credit Management System (DCMS). Under this five-year, $54 million contract, SRA will continue to deliver end-to-end development and operations services for the DCMS. This web-based system will be upgraded to support increased activity in processing loans to families and businesses recovering from disasters.

•	U.S. Air Force Battle Control System (BCS), Single Integrated Air Picture (SIAP). The SIAP enhances the flexibility, integration and consistency of the U.S. military’s view of battlefield airspace. For this two-year, $28 million task order issued under the U.S. Army’s CECOM Rapid Response contract, the SRA team will support the integration of SIAP into the Air Force’s Battle Control System.

•	Department of Defense, Defense Manpower Data Center (DMDC). SRA won a two-year, $17 million task order to provide enterprise architecture and database management support for the DMDC. An SRA client for over twenty years, DMDC maintains DoD’s archive of personnel, manpower, training, security, and financial data.

•	Department of Defense, Office of the Secretary of Defense. SRA was awarded a competitive task order to provide program support services to the Defense Systems Directorate, which provides oversight of military acquisition programs with an emphasis on interoperability of systems. Under this five-year, $10 million contract, we will deliver program support for systems engineering and analysis, technology identification, evaluation and demonstration, and information integration analysis.

SRA was also awarded a significant indefinite delivery/indefinite quantity (ID/IQ) contract during the quarter. This award’s value is not included in the quarterly win total or backlog.

•	Department of Homeland Security (DHS), National Exercise Program (NEP). Under this ID/IQ contract, SRA will compete for task orders to prepare federal, state, and local responders to prevent and respond to acts of terrorism by providing the tools for conducting and evaluating training exercises. This contract has a ceiling value of $350 million.

Forward Guidance

The Company is reconfirming the guidance it issued April 20, 2006 for the fourth quarter and full fiscal year 2006. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below does not include any effect for acquisitions that SRA might make in the future.

Measure	Quarter Ending June 30, 2006	Fiscal Year Ending June 30, 2006
Revenue (in millions)	$296-$306	$1,178-$1,188
Diluted EPS, excluding effect of FAS 123R	$0.30-$0.32	$1.18-$1.20
FAS 123R effect	($0.03)	($0.13)
Diluted EPS, including effect of FAS 123R	$0.27-$0.29	$1.05-$1.07
Diluted Share Equivalents (in millions)	58.3	57.8

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, enterprise architecture, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for seven consecutive years. In 2005, Business Week selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on February 2, 2006. In addition, the forward-looking statements included in this press release represent our views as of May 1, 2006. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 1, 2006.

Contacts:

David Keffer Director of Investor Relations SRA International, Inc. (703) 502-7731 david_keffer@sra.com	Stephen Hughes Executive VP and CFO SRA International, Inc. (703) 227-8350 steve_hughes@sra.com

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Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2006 (Unaudited)

(in thousands, except share and per share amounts)

The Company has presented net income, as adjusted, to show the effect that the adoption of FAS 123R had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance and to the performance of companies that have not yet adopted FAS 123R. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	As Reported 31-Mar-06 3 months ended	Adjustments	Pro Forma 31-Mar-06 3 months ended
Revenue	$296,098	$—	$296,098

Operating costs and expenses:
Cost of services	220,256	—	220,256
Selling, general and administrative	48,134	(3,162)	44,972	[1]
Depreciation and amortization	4,689	—	4,689

Total operating costs and expenses	273,079	(3,162)	269,917

Operating income	23,019	3,162	26,181
Interest income, net	826	—	826

Pro forma income before taxes	23,845	3,162	27,007
Pro forma provision for taxes	9,062	1,233	10,295	[2]

Pro forma net income	$14,783	1,929	$16,712

Pro forma earnings per share:
Basic	$0.27	$0.03	$0.30

Diluted	$0.26	$0.03	$0.29

Weighted-average shares
Basic	55,371,625	—	55,371,625

Diluted	57,947,723	37,234	57,984,957

[1]	Adjusted to eliminate the FAS 123R stock compensation expense resulting from the adoption of FAS 123R on July 1, 2005.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated marginal tax rate of 39.0%.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Revenue	$296,098	$226,018	$882,106	$640,704
Operating costs and expenses:
Cost of services	220,256	168,299	661,500	475,787
Selling, general and administrative	48,134	31,659	137,237	90,781
Depreciation and amortization	4,689	3,308	13,342	9,345

Total operating costs and expenses	273,079	203,266	812,079	575,913

Operating income	23,019	22,752	70,027	64,791
Interest income, net	826	970	2,596	2,247

Income before taxes	23,845	23,722	72,623	67,038
Provision for income taxes	9,062	9,028	27,547	25,181

Net income	$14,783	$14,694	$45,076	$41,857

Earnings per share:
Basic	$0.27	$0.28	$0.82	$0.79

Diluted	$0.26	$0.26	$0.78	$0.74

Weighted-average shares:
Basic	55,371,625	53,409,298	54,815,017	52,665,586

Diluted	57,947,723	56,882,406	57,627,037	56,300,030

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)

	As of
	3/31/06	6/30/05
Current assets:
Cash and cash equivalents	$154,469	$162,973
Short-term investments	5,113	20,156
Accounts receivable, net	272,389	206,995
Prepaid expenses and other	19,092	19,931
Deferred income taxes, current	3,812	6,506

Total current assets	454,875	416,561

Property and equipment, net	33,171	34,754

Other assets:
Goodwill	169,334	89,214
Identified intangibles, net	26,825	17,661
Investments	—	5,172
Deferred income taxes, noncurrent	1,986	—
Deferred compensation trust	7,800	5,755

Total other assets	205,945	117,802

Total assets	$693,991	$569,117

Current liabilities:
Accounts payable and accrued expenses	$103,255	$75,383
Accrued payroll and employee benefits	66,667	49,486
Billings in excess of revenue recognized	3,756	6,616

Total current liabilities	173,678	131,485

Long-term liabilities:
Deferred income taxes, noncurrent	—	106
Other long-term liabilities	9,649	8,434

Total long-term liabilities	9,649	8,540

Total liabilities	183,327	140,025

Stockholders’ equity	510,664	429,092

Total liabilities and stockholders’ equity	$693,991	$569,117

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	3/31/06	3/31/05
Cash flows from operating activities:
Net income	$45,076	$41,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,342	9,345
Stock-based compensation	9,742	239
Tax benefits of stock option exercises	—	14,344
Deferred income taxes	602	(3,754)
Working capital changes, net of the effect of acquisitions	(12,487)	2,709

Net cash provided by operating activities	56,275	64,740

Cash flows from investing activities:
Capital expenditures	(7,782)	(12,175)
Sales and maturities of investments	20,696	12,791
Purchases of investments	—	(18,516)
Acquisition of Galaxy Scientific Corporation, net of cash acquired	(95,645)	—
Acquisition of Spectrum Solutions Group, net of cash acquired	(8,802)	—

Net cash used in investing activities	(91,533)	(17,900)

Cash flows from financing activities:
Issuance of common stock	11,053	8,130
Tax benefits of stock option exercises	11,711	—
Reissuance of treasury stock	3,990	3,488

Net cash provided by financing activities	26,754	11,618

Net (decrease) increase in cash and cash equivalents	(8,504)	58,458
Cash and cash equivalents, beginning of period	162,973	143,367

Cash and cash equivalents, end of period	$154,469	$201,825

Supplemental disclosures of cash flow information:
Cash paid during the period:
Income taxes	$22,229	$15,461

Cash received during the period:
Interest	$2,966	$2,493

Income taxes	$766	$556

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	3/31/06	3/31/05	Growth
Total Revenue, as reported	$296,098	$226,018	31.0%
Plus: Revenue from acquired companies for the comparable prior year period		36,148

Organic Revenue	$296,098	$262,166	12.9%